For Immediate Release                       News Media & Financial Analyst Contact:
Unity Bancorp, Inc. (NSDQ: UNTY)                     James A. Hughes, President and CEO
February 21, 2020                                      (908)713-4306

Unity Bancorp Issues Corrected Earnings Release; Corrections to Certain Capital Ratios

Clinton, NJ, February 21, 2020 - Unity Bancorp, Inc. (NASDAQ: UNTY), parent company of Unity Bank, is issuing this corrected press release to revise the Common Equity Tier 1 Ratio (CET1), Tier 1 Risk Based Capital Ratio and Total Risk Based Capital ratios previously published in its year-end earnings release issued on January 21, 2020.
Subsequent to filing the original press release and following discussions with the Company's in-house legal counsel and external auditors, the Company determined our previous categorization of several loan products reported as unconditionally cancelable were no longer supported by the current language in our loan representative notes. This determination resulted in a change in accounting estimate and the loan products were converted to their balance sheet values and risk weighted accordingly. As a result of the conversion, the Company’s Common Equity Tier 1 ratio (CET1), Tier 1 Risk Based Capital ratio and Total Risk Based Capital ratio decreased 38bps, 41bps and 43bps to 11.59%, 12.32% and 13.06%, respectively. The Leverage Ratio remained unchanged at 10.59%. The ratios remain in excess of the ratios required to be deemed “well-capitalized.”
Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with approximately $1.7 billion in assets and $1.3 billion in deposits. Unity Bank provides financial services to retail, corporate and small business customers through its 19 retail service centers located in Bergen, Hunterdon, Middlesex, Somerset, Union and Warren Counties in New Jersey and Northampton County in Pennsylvania. For additional information about Unity, visit our website at www.unitybank.com , or call 800-618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance. These statements may be identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals. These factors include those items included in our Annual Report on Form 10-K under the heading “Item IA-Risk Factors” as well as general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, our ability to manage and reduce the level of our nonperforming assets, and results of regulatory exams, among other factors.
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.